SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): September 6, 2000



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




                          Tennessee 0-25596 62-1282758
        -----------------------------------------------------------------
                    (State or other (Commission (IRS Employer
                jurisdiction of File Number) Identification No.)
                                 incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                                  (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

         On September 1, 2000, Shop At Home, Inc. held a conference call with certain financial analysts to announce and discuss the Company's financial results for its fiscal year ending June 30, 2000. These results were filed with the SEC on the Form 10-K filed August 31, 2000. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript. A transcript of the September 1, 2000, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             SHOP AT HOME, INC.
                                  (Registrant)



                                             By: /s/ George J. Phillips
                                             -------------------------------
                                             George J. Phillips
                                             Vice President and General Counsel

Date: September 6, 2000




                              SHOP AT HOME NETWORK
                             Moderator: Kent Lillie
                         September 1, 2000/9:00 a.m. CDT
                                     Page 1







                              SHOP AT HOME NETWORK
                 CONFERENCE CALL TO DISCUSS FISCAL 2000 RESULTS
                                September 1, 2000
                                  9:00 a.m. CDT

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995 - The transcript of the foregoing conference call includes forward-looking statements within the meaning of Section 27A of Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements regarding continued revenue and distribution growth, the future performance and projected profitability of Shop At Home, Inc. and collectibles.com and the anticipated impact of new management initiatives. Actual results may differ materially from those which may be identified for a number of reasons as are discussed from time to time in Shop At Home's SEC reports, including but not limited to its Annual Report on the Form 10-K filed with the SEC on August 31, 2000 (Business and Management's Discussion and Analysis of Financial Condition and Results of Operations), and any recently filed 8-K's.


Coordinator:               Good  morning  and  welcome to fiscal  2000  year-end
                           conference call. Following today's presentation there will be a formal question and answer session. At that time instructions will be given should anyone wish to ask a question. Until that time, all lines will be in a listen only fashion. At the request of Shop at Home the conference is being recorded. Should you object, you may disconnect at this time.

                           I'd now like to turn the meeting over to today's host, Miss Ari Amiri, Director of Investor Relations. Ma'am, you may begin.

A. Amiri:                  Good    morning   and   welcome  to  Shop  at  Home's
                           fiscal 2000 year-end results conference call. On the call with me today is Kent Lillie, President and Chief Executive Officer; Arthur Tek, Executive Vice
                           President and Chief Financial Officer; and Tim Engle,
                           President and Chief Operating  Officer of the Shop at
                           Home Network and Collectibles.com.

                           Our release was sent yesterday afternoon and our 10-K is currently available on Edgar. We will be taking questions after our presentation of the year-end results for both the Network and Collectibles.com, and you may direct your questions to any of those present.

                           Before we begin, I would like to say that any statements made today on behalf of Shop At Home with regard to the expectations of future revenues, earnings coverage or other performance factors and including any statements regarding the plans or objectives of management for future operations, are forward-looking statements for the purposes of the SEC statutes.

                           It is my pleasure now to introduce Mr. Lillie.

K. Lillie:                 Good  morning.  As  you've  no  doubt  read  in   our
                           release, we're pleased today to announce a number of outstanding results from the year just ended and a very positive outlook for the current year, but tempered with less than expected performance from the network side of our operations in the last quarter.

                           To begin, the company has posted its 26th consecutive quarter of year over year revenue growth and a new record high for our fourth quarter ending June 30th, as well as record household distribution for the network in terms of total households reached and full-time equivalents.

                           I'm also delighted to announce that collectibles.com performance was and is well above marketplace expectations in all leading metrics, including number of browsers, page views, time spent per browser, revenue per browser and most important, gross revenue, margins and earnings. Margins, I would like to reiterate, that are in the mid-thirties range, among the highest on the Internet, and a testimony to our business plan and our desire to make this a profitable business as soon as possible.

                           We temper this euphoria, however, with disappointment over the much less than satisfactory and expected performance from our Network operations in the last quarter. As disappointed as we all are, I will say that we have moved swiftly and decisively to identify the problems, both people and systems, and have implemented an aggressive plan to return, not just the Network, but also the entire company back to profitability.

                           First as you know, we consolidated the two management groups, the Network and collectibles.com management groups in late June, with the surviving group being the managers of collectibles.com, most of whom had previous and very successful tenures with the Network.

                           The immediate result was not only significant cost savings of well over a million dollars a year, but a return to the fundamentals and basic business principles that turned this company around originally seven years ago. I'm pleased to say that we are already seeing the benefits of that change in early improvements in the basic drivers of our business: revenue, margin and return rates.

                           I also want to say that this company is committed to returning to bottom line profitability, and sooner rather than later. For example, we've eliminated over 80 positions from our highest employee count in early May. We've renegotiated a substantial number of our major contracts to achieve more cost savings, and we've attacked our 2001 budget to eliminate all non-essential expenses. As you will learn from Arthur in a moment and should observe from our performance going forward, a number of additional innovative and cost saving solutions.

                           Before Arthur speaks to those savings, I would like Tim to outline his initiatives for improving the operating performance of the Network and in maintaining the great momentum already established at Collectibles.com. Tim?

T. Engle:                  Thank you, Kent.  July 7th marked a new beginning for
                           Shop at Home.  As Kent  mentioned, not  only  did  we
                           converge our Network  and Internet  operating  units,
                           which  included  several  key  management changes, we
                           also   identified   and  adopted  new  strategies  to
                           increase sales, improve  profitability  and  maintain
                           the    momentum    that    we've   established   with
                           collectibles.com. During my remarks today I will address these three critical areas and how we intend to strengthen this business over the next several quarters.

                           First and foremost, we will work to improve sales through implementing aggressive customer centric strategies that will increase revenue and ultimately, profitability. This will be done by implementing more effective price points, returning to destination based programming, move effective database marketing, implementation of a private label credit card and always products.

                           The first of these will be to lower our price points. Over the last several months our average transaction has increased steadily from our last several year average of $175 to a recent high of as much as $360. Although impressive by some standards, this higher price point does not optimize our infrastructure nor appeal to the largest possible customer base.

                           I've instructed Ron Cook and Marshall Carr, our Senior Vice Presidents in charge of Product and Merchandising, to immediately work to bring our average transaction down to $150. This should improve our business in a number of ways, but most notably increase call volume, reduce fraud, improve order conversion rates, reduce returns and cancellations and limit our reliance on customer financing.

                           One of the advantages of collectibles.com is it will allow us to offer both the high end and low end price point products, without negatively impacting valuable Network time. I believe it is the single most significant change we will be making over the next several months.

                           Secondly, we will improve sales by once again committing our Network to destination based programming. It is important that our existing, as well as new customers, have consistency when their favorite products will air. We believe that destination based programming will strengthen our current base, while continuing to capture new customers who are introduced to our programming through surfing or strategic advertising placements.

                           The third is database marketing. We are encouraged with the opportunities that this channel can bring, especially since we have not fully exploited this in the past. With the recent addition of Debbie Seigenthaler Vice President of Database Marketing, Shop At Home will now fully leverage our two million customer database for the purpose of creating more sales. In fact, just recently we've implemented a reactivation program for customers who had not bought in 60 days, with great success in adding incremental sales. This type of marketing will continue at an aggressive pace.

                           Additionally, we plan to implement a customer-financing alternative through our current stretch pay program. This private label credit card will allow our customers to obtain additional credit within six seconds of our sales representatives submitting their information. More importantly, it will allow Shop At Home to obtain the full retail price of a product, up front and off balance sheet. This will have a double impact of increasing sales and reducing our accounts receivables with customers.

                           It  is  impossible  to  talk  about  increased  sales
                           without addressing product. This company has always prided itself on identifying and quickly capitalizing on hot market opportunities such as Beanie Babies, the Home Run Race of several years back, Furbies, Pokemon and more. As we enter the busiest season in retailing, we have identified several significant trends and product opportunities which we feel could have a significant impact on sales. It is our intention to maintain the leadership we have established in being the first to market with many of these hot products.

                           Our second strategic initiative is to improve overall profitability. Arthur will discuss many of the expense efficiencies already implemented. I would like to address how we are improving margins in three critical areas, programming and scheduling, product sourcing and discounting.

                           Programming and scheduling of our 168 hours defines our store, it controls the mix of product that our customers see and buy, thus there is no single activity that has a greater impact on margin than managing the schedule. We have implemented a disciplined approach that helps control product flow on error. For example we have triggers that kick in, if during a particular week we exceed an approved number of electronics hours, which traditionally have much lower margins than jewelry or sports. We have developed a programming grid that will return results in excess of 37% margin in the very short-term, with plans in place to return the company to 40+%.

                           Additionally, we have reexamined all of our vendor relationships in the last six weeks to determine where additional cost concessions can be obtained, or in some cases eliminating the middleman by going directly to the source. Progress has already been achieved in all product categories in improving our share of the margin .

                           Next, we have significantly reduced and in some cases eliminated discounting on the Network. Our marketing and sales efforts will focus on more value added promotions versus outright discounts on products. We will utilize both our database marketing and collectibles.com channels, as a discount vehicle; if warranted, thus eliminating the impression on the Network that customers should only buy when there is a deal.

                           By combining all three of these strategies, I'm confident that we will again achieve the margins once enjoyed by this company and its investors. In fact we have already seen improvements each month since June.

                           Lastly, we must maintain the momentum established by collectibles.com. In just seven months we have grown collectibles.com beyond all market expectations without any significant expenditures on marketing other than costs already incurred in the Network. Let me repeat, virtually zero customer acquisition cost. Shipping over $2 million of goods in June proves that we have built a powerful sister channel to the Network. The benefits of ordering on collectibles.com include lower return rates, improved database marketing, opportunities and flexibility that allow our customers to order 24 x 7, a feature not always available to them on the Network.

                           Our efforts have paid off; currently our unique browsers are averaging over 26,000 every day or over 800,000 every month. We continue to improve on sales per browsers as well, June grew to $6.76, up 26% from last quarter's results. Additionally, we continue to increase time spent on the site from 17 minutes last quarter end to over 21 minutes ending June.

                           Another major area of focus is to increase our conversion rates on collectibles.com. Currently we experience rates higher than the industry average, but feel that we can greatly improve on those levels with our powerful converged platform. We will
                           accomplish    this   not   only   through    improved
                           merchandising, but improved site design as well, which is currently under construction and due for implementation in early 2001.

                           Our new design will be easier to navigate, leverage our extensive content relationships with Krause and better reflect our converged platform strategy with the Network. This new management team's commitment to our investors, employees and business partners is to focus on profitability and execute on that opportunity as quickly as possible. Kent?

K. Lillie:                 Arthur has some comments on cost reductions and other
                           initiatives.

A. Tek: Thanks, Kent. As Kent discussed, we had record revenues last year and our Web Site grew rapidly. In the final quarter of our fiscal year, however, we lagged significantly in converting revenue increases into bottom line results. As a result, we are well underway in improving profitability by reducing costs, while continuing to increase our revenues. I'm going to address four specific cost cutting initiatives, which you'll find discussed in the business strategy section of our 10-K, as well as our press release.

                           First, we have already reduced head count by 15% from our peak a few months ago. Apart from seasonal variations in our workforce, we anticipate annualized compensation savings of over $1.5 million. This reduction was accomplished by converging our Web site and Network personnel and we are also reaping the benefits of our Oracle Information System, which has improved productivity.

                           Secondly, we are reducing our distribution costs. These are the expenses we incur for carriage of our television network by cable and broadcast station affiliates. We have, since July 1, canceled over 300,000 full-time equivalent homes, which were not profitable for us, and we are renegotiating the rates for several hundred thousand more homes. So we are making good progress in lowering our average cost per home, as well as our total carriage cost as a percentage of revenues.

                           Third, we are reducing virtually every aspect of the cost of shipping merchandise to our customers. We have already lowered the transportation rates we pay our major carrier and we will soon reduce the handling cost we incur, by outsourcing this function to a large fulfillment center. We anticipate not just reducing costs but also improving delivery times and customer service. Annual savings should exceed $1 million when this plan is fully implemented.

                           Lastly, our fourth cost cutting initiative is the renegotiation, replacement or cancellation of many of our major contracts and planned expenditures. We have already identified $500,000 in fiscal 2001 savings from this process, and we anticipate at least doubling these annual savings by year-end.

                           These four areas of cost reductions, coupled with the revenue initiatives which Tim Engel outlined, will turn Shop at Home around. Although we will see improvement in this current September quarter, the turnaround is not yet complete, we anticipate a return to positive cash flow in the December quarter and we plan to become bottom line net income positive by the end of the fiscal year.

                           We  believe  we  have  sufficient  cash  and  working
                           capital  to fund  the  turnaround  of our  television
                           network, which had been consistently cash flow positive for several years before this past quarter. On June 30, the end of our fiscal year, we had a cash balance of $27 million and other current assets of over $10 million, which we specifically intend to turn into cash, on a permanent basis, by December 31. We will accomplish this by monetizing our accounts receivable through the introduction of a private label credit card funded by a financial institution, and we will increase cash through the refund to us of certain escrow balances.

                           So despite one quarter of disappointing results, we are executing our turnaround plan with confidence. Kent?

K. Lillie:                 Thank you.  We'll open the call now to any questions.

Coordinator:               Our first question comes from Ned Armstrong.

N. Armstrong:              Good   morning,   gentlemen.   I   though   I'd   ask
                           you to comment on the 700-megahertz auction that's been in the news quite often recently and has been associated with the Shop At Home name.

Mr. Lillie:                Well,   the    company    owns    three    television
                           stations  that fall into that 700  megahertz,  or the
                           channel   60's   bandwidth;   Boston,   Houston   and
                           Cleveland.   And  in  fact  the  aggregation  of  the
                           population covered by those three makes us the third largest holders of 700 megahertz in the country, as we reach about 12 million people with those three signals.

                           We filed comments at the FCC, we believe that it's important for the FCC to have this auction to clear the space, for not only the development of wireless broadband, but to help clarify all of the digital carriage issues. We believe that there should be a simultaneous auction for band clearance, we would be a willing participant and there is the potential for some financial benefits to the company, for us to leave that bandwidth before the required date, presently, which is December 31, 2006, or later actually.

                           So there could be some benefits to accrue to the company, we would it looks like, certainly be able to maintain our cable carriage on our digital signals if we should make that change or that move off of the 700 megahertz band. But there certainly could be some benefits accrued.

N. Armstrong:              Approximately how much  in  revenue  do  you generate
                           from the three stations that fall in that channel 60 to 69 range?

Mr. Lillie:                Well  as  you know, our stations account for close to
                           30%   of  our   total  revenue  and those three would
                           account for close to half of that.

N. Armstrong:              Okay.  Thank you.

Mr. Lillie:                You're welcome Ned, thank you.

Coordinator:               Our next question comes from, John Ray.

J. Ray:                    Good morning, gentlemen.

Mr. Lillie:                Good morning, John.

J. Ray: I wondered if you could comment and maybe separate the facts from the rumors and the things that aren't true about the financing that you did with Promethean. And specifically, I guess the background of it, why you felt that you needed to do it, as you did, maybe the due diligence that you did on Promethean itself, because there's some controversy about them and the terms. And I guess maybe clear up some of the issues that seem to be out there about where Promethean is shorting your stock, etc.

A. Tek: John, Promethean has not shorted our stock, and we are protected by covenants within our preferred stock agreement, in terms of shorting or actually even protecting us from their converting until the end of this year. But going beyond that, our due diligence at Promethean has shown us that they are honorable folks that have the same goal as us, which is to have a higher stock price, in that they have six price warrants. And those warrants become more valuable as our stock goes up, not down.

                           So the whole idea of shorting the stock for some inexplicable reason doesn't ring true for us. And maybe unlike other companies in which they've invested, we have a very firm asset base, so that shorting the stock would be a dangerous thing to do, in that we believe our asset base is well in excess of where the market price is right now for our stock.

                           In any case, we feel confident that Promethean stands there as our partners. We have checked them out personally; we've also done research into some of the articles that are out there. And I can only say that those articles are incomplete and sometimes inaccurate and not totally responsible, in terms of addressing all of the economic implications of doing a deal like this.

                           It is a bit complicated, but basically, the variable convert gives Promethean a neutral risk profile, in terms of their preferred. They make money by getting a coupon, and by over time, getting a discount when they convert. So it behooves them to hold longer rather than shorter, because the longer they hold the preferred, the greater the discount they get and the more they accumulate a coupon.

                           And of course they would want their warrants to be worth more rather than less as well. And that's based on our stock price going up, so if they were shorting the stock price, that would make their warrants worth less. All in all, they really see the warrants as their primary means of making money, and the preferred is something where they try to take as neutral a risk posture as possible, by making it variable with our common stock price. But they're not betting on the preferred itself that our stock is going up or down and therefore would have no incentive to short the stock.

J. Ray: Just one follow-up Arthur, I assume that these funds that you've received take you out into the foreseeable future, in terms of your capital requirements, that plus the other cash raising items that you mentioned in terms of working capital?

A. Tek: That's right. And as you know, John, you wouldn't want to go try to do a public offering for only $20 million and we didn't want to sell stock at our prices back in June when we closed the deal with Promethean. We didn't want to sell stock at the price that it was then, which was a little higher than it is now. We thought the stock was way under valued then. And we saw this really as a form of bridge equity, to allow us until the end of the year before they convert, to get our stock price up to reflect what we feel is the underlying asset value and reflect the future potential of our company.

J. Ray:                    Right.  Thank you.

Coordinator:               Our next question comes from Dan Jackson.

D. Jackson:                Kent,  I  represent   some   50   investors  of  Shop
                           At Home, and based on the last quarter's results, I guess this would mean that you did not meet the analysts expectations. Is that correct?

K. Lillie:                 Well, we've got kind  of  mixed  emotions  about that
                           too, Dan.  We did  miss   fourth    quarter   updated
                           projections, but what I think is an important part of
                           this story is    that when we went to the market last
                           June to raise capital,  in  the  public  markets,  to
                           raise capital to build out  collectibles.com  and  to
                           buy our Bridgeport station, we     obviously had made
                           certain forecasts then to fund managers. And analysts had forecasted year-end results for the company, and we sold stock into the market at $8 a share, which we closed last July.

                           And when we look back on those numbers we beat every number, in fact we're ahead, particularly in collectibles.com, we beat every number. We beat the analysts forecast for year on earnings per share and revenue, and again used those numbers to help raise that close to $50 million at $8 a share.

                           And today, a year later after hitting those numbers, we're at $3.75 a share, so it's disappointing to us. But as you indicate, we did miss analysts' revised forecast for the fourth quarter, which had something to do, we were off to a very good start early in the year last year and it slowed down, but we're regaining that momentum right now with Tim and his staff.

D. Jackson:                Thank you.

K. Lillie:                 Thank you.

Coordinator:               Our next question comes from Scott Jensen.

S. Jensen:                 Good   morning,  I  have  a  question.  Who  is  your
                           third party fulfillment partner? And as a percentage of revenue, how much would it cost you to employ them to do that for you?

A. Tek: The third party fulfillment partner is going to be, it's not yet implemented, this will be a December quarter implementation, but it's a subsidiary of UPS. And they have a huge fulfillment operation.

                           And in terms of detailing the cost of this, I'm a little concerned about proprietary information there. We negotiated what we think is a very good deal with them and they might not want me disclosing that information. But on a per package basis, what we will pay them will be significantly less than what we pay per package for handling fees to our drop ship vendors, most of what we send now is via drop ship.

S. Jensen:                 Hence the million dollar savings?

A. Tek:                    Excuse me?

S. Jensen:                 Hence the million dollar savings?

A. Tek:                    Yes, sir.

S. Jensen:                 Okay, thank you.

A. Tek: And not only that, but much faster delivery times to our customers. So obviously that results in more satisfied customers, faster repeat business and less calls and trauma into our customer service department.

S. Jensen:                 Great, thanks.

Coordinator:               Our next question comes from John Lawrence.

J. Lawrence:               Good morning, guys.

Mr. Lillie:                Good morning, John.

J. Lawrence:               Arthur, I assume the  covenants  restrict any type of
                           stock buy back on the part of the  company, correct?

A. Tek: Yes, it would be difficult under our bond covenants and also under the preferred stock covenants as well.

J. Lawrence:               What about insiders, as far as senior  management, as
                           far as this turnaround is  concerned?

A. Tek:                    Well,   I    think   the   stock    price   is   very
                           inexpensive now, and I have been a buyer, John, at levels significantly higher than the current stock price and once we're past this release and the lawyers say we're no longer restricted, at this price I'm still a buyer. You will see me buying again, I don't know about the rest of management.

K. Lillie:                 I'd    rather    not   announce   my   plans  to  the
                           market.  We think the stock is really under priced. I
                           mean it's back to levels of two or three  years  ago,
                           when the company is so much  stronger and has so many
                           more fundamental assets and so much great opportunity
                           right   now,   so  you   could  put  me  in  a  buyer
                           classification.

J. Lawrence:               Okay.  Tim, could I have a follow up here?

T. Engle:                  Fine.

J. Lawrence:               Yes,  Tim,  could   you   comment   a   little bit on
                           the database marketing, is that more of a critical issue, obviously those are customers that have bought from you than actually some of the other initiatives.

T. Engle:                  It's critical, one reason is because we've not really
                           leveraged that before, so it's a  totally new revenue
                           stream to us.  What we're trying to accomplish is  to
                           increase our    repeat buying from our customer base.
                           And that obviously leverages our fixed cost much more effectively than not.

                           So if we could increase repeat buying, which we have shown that if we go out and solicit our customers more aggressively through direct marketing campaigns, we've had a lot success with that, through e-mail, through direct mail, through package stuffers and up sale programs, even in our call centers.

                           So we've got a lot initiatives that Debbie's working on that we feel is going to be a significant, positive addition to not only revenue, but also bottom line.

J. Lawrence:               And from a competitive standpoint, are you willing to
                           comment on some of the new  products for the fall?

T. Engle:                  I will just say, watch our network.

J. Lawrence:               Okay.  I understand.  Thanks, guys.

T. Engle:                  Thank you, John.  Watch and buy.

Coordinator:               Our next question comes from Ned Armstrong.

N. Armstrong:              Yes,   I   would   like   to,  in   view  of  you and
                           Value Vision being the two similarly sized home shopping entities, could you contrast your model with Value Vision, your business model, and explain why you think it's better?

Mr. Lillie:                Well  we've  for  some  years  targeted   more   male
                           customers.  And I think Value Vision is     much more
                           comparable to QVC and Home Shopping Network and their
                           percentage of female   customers is much higher, it's
                           my understanding is  that  it's  close  to  80%.  And
                           Value Vision over the years has had as much as 70% of
                           their sales as jewelry.  At times   almost 60% of our
                           customers   have   been   male  and  we're  the  only
                           competitor in that space, selling to men. So that's the primary difference.

                           We have higher price points, as Tim indicated, they got too high. And we narrowed our customer prospects and so we're bringing that down quickly and it's a major focus of Tim and his group's merchandising strategy going forward.

                           It's hard for me to comment on Value Vision's present strategy, I know that they had planned to launch SnapTV, I think they've settled those plans, which was to sell more infomercial kind of time, rather than live direct marketing. That doesn't work for us, I'm not sure if it works for them or not, but I can't speak to what they're doing.

                           But we primarily differentiate ourselves in targeting men, you know you fish when the fish are biting, we have lots of males, particularly overnight. We sell as much sports collectible products as probably anybody in the world. But we're also improving our jewelry business, and jewelry is growing now as a percentage of our total revenues, we've got some excellent merchandising and lower price points there. So we're seeing growth out of that female base customer as well.

N. Armstrong:              Just  as   a   follow    up,    it   seems    they've
                           achieved   some   success  with  the  addition  of  a
                           strategic partner. Would you pursue the same type of arrangement, do you think it could be very successful for Shop at Home as well?

Mr. Lillie:                We're  open   to    any    discussion    that    will
                           enhance shareholder value, and clearly that appears to have been a very smart move for Value Vision, we applaud them on that, NBC looks to have been a great partner for them. We have capabilities, we have infrastructure, we have the experience that not many media companies have.

                           We think that we could be a great asset and our stations could be a great asset and our merchandising could be great assets, particularly as we look forward into change that enhanced broadcast in contextual commerce and the opportunities of overlaying commerce over entertainment programming. We see the networks doing it more and more and we think we're very well positioned to be able to compete in that environment in the future. And that's forecasted to be a much larger business than the business that we're competing in today.

                           And it speaks a lot to what  we're  accomplishing  in
                           the   convergence   of  our  network   and   Internet
                           operations, in the interactivity there. And that will
                           serve us very well into that t-commerce era.
N. Armstrong:              Okay, thank you.

Mr. Lillie:                Thank you, Ned.

Coordinator:               Our next question comes from John Ray.

J. Ray: Just a question for Tim. You've done obviously a terrific job in assembling a pretty strong collection of exclusive vendor relationships on collectibles.com. And I'm wondering, now that you're really running both sides, the extent to which you can migrate some of these exclusive vendor relationships over to the broadcasting side.

T. Engle:                  Yes,  actually  it  makes it a lot easier, and that's
                           part of what the convergence  platform was all about.
                           In that now that all of programming and those vendor relationships fall under my group.

                           What we're doing now is we are testing more of those products and those manufacturers on the network, to try and create that awareness with our current customer base, that hey we do sell a lot of different products other than what you used to see on the Network. And that's one of the things where you have success with some manufacturers and brands and not as much with the others. So what we're trying to do is efficiently and effectively find out where those hotspots are, and that's one thing Marshall has been working on since he brought that group over about eight weeks ago.

J. Ray: One other question, it sounds like everything you're doing, when you add it all up, is aimed at improving your sales per household versus really growing your household much more dramatically. Give me your comments on that and then maybe what you anticipate your sales per household to be, maybe a year from now.

Mr. Lillie:                Well  as  you  know  John,  seven years ago when this
                           management group took control  of  this  company,  we
                           were essentially in zero cable households,  and  over
                           those seven years  we've built  that  to  25  million
                           FTE's, we  finished  the  year  at  right  around  25
                           million.

                           And today, right now the focus is on making those 25 million more efficient, to eliminate the non-productive and have only profit generating households. So we expect the FTE count to grow less fast this year, but to continue to grow, continue to move up. And naturally we want to convert as much of our part time carriers to full time carriers as we can, because there's a lot of benefit accrued to us on that. And of course a major part of our strategy is that those households provide a tremendous promotional platform for collectibles.com.

                           In the meantime, as I believe the K points out and the release points out, our same store sales in our six owned and operated stations continue to grow, and have in every quarter that we've owned them. So those continue to be a more and more efficient acquisition and generate additional cash flow every quarter for us. But we want to first make that total FTE base profitable, every household.

                           So if we have an opportunity to bring in 100,000 new households, we'll eliminate or renegotiate the bottom 100,000 in terms of productivity and bring the whole group up in terms of cash contribution and then margin contribution.

J. Ray: Okay, so again, after you've had a year of this, what would you anticipate your sales per household to be, you know on a run rate a year from now? Not necessarily for the quarter, the fourth quarter of next year, but what's your goal for a year from now?

A. Tek: Well John, I had mentioned before with my prepared comments that I believe that we'll get to the bottom line profitability by the fourth quarter of this fiscal year. And that's not postulated on a big increase in the revenue per household, that's postulated on cost cuts, that's postulated on margin improvements and there's a moderate increase in the revenue per household. But it would still be below our nearest competitor, Value Vision.

                           I believe in the 10-K you'll see we're in the low $9 range, and to become bottom/bottom line profitable by the end of the fiscal year, we're looking at around $10 per home.

J. Ray: So I guess getting further improvements in revenue per household then to what you'd really like to have on a long-term basis, are obviously really more additive.

K. Lillie:                 That forecast we think is modest, the  benefits  that
                           accrue and the profit that accrues to us in increased
                           revenue per household is astonishing.  Just a  dollar
                           more revenue   per average household adds another $25
                           million of total sales to the company, and  should be
                           able to be additive without a corresponding  increase
                           in cost.  So it is the   most important driver in the
                           company is revenue per household, clearly. Tremendous benefits accrue to us as we push that up.

J. Ray:                    Thank you.

Coordinator:               Our next question comes from John Lawrence.

J. Lawrence:               Tim,  on the  database  marketing,  are we any closer
                           to seeing  any kind of  outbound program?

T. Engle:                  Yes.  When you say outbound, what  do you  define  as
                           outbound?

J. Lawrence:               Well, just where you're making the call.

T. Engle:                  Yes, we actually are testing some  outbound  programs
                           now.  And not  necessarily  in      house,  but we're
                           looking at ways to make  that  more   effective   and
                           learn that process, but we are  doing  some of  that.
                           But  more  effectively,  we're  finding  for cost and
                           profitability,  you're more effective at doing, given
                           our hot customer database, that we can market to them
                           in direct  mail and e-mail   much  more   efficiently
                           and bring more profit to the bottom line. That's where we're focusing in a lot of our time on.

J. Lawrence:               Okay, thanks.

Coordinator:               At this time sir, I show no further questions.

K. Lillie:                 Thank  you  all  for  joining  us  then   today.   We
                           are going to do a live chat on collectibles.com beginning at 10 o'clock Central.

A. Amiri:                  And we will also have  an  instant  replay number for
                           this  conference  call. That number is  888-566-0479.
                           I'd like to thank Mr.  Engle,  Mr. Tek and Mr. Lillie
                           and all of you     for your time.  We wish you a nice
                           weekend.

K. Lillie:                 Thank you very much.

Coordinator:               Thank you all for participating in today's conference
                           call, have a good day.